                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                    Central Hudson Gas & Electric Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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
                   CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                284 SOUTH AVENUE
                       POUGHKEEPSIE, NEW YORK 12601-4879

                                                               February 24, 1997

To the Holders of Common Stock:

    The annual meeting of shareholders will be held at the Corporation's office in Poughkeepsie, N.Y. on April 1, 1997. A formal Notice of the Annual Meeting and Proxy Statement are attached hereto.

    We request that you sign, date, and mail the enclosed proxy card promptly. Prompt return of your voted proxy will reduce the cost of further mailings. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

    Last year, proxies were received from over 26,000 shareholders representing 85% of the outstanding stock. We hope that an equally fine response will be forthcoming this year.

    You are cordially invited to attend the annual meeting in person. It is always a pleasure for me and the other members of the Board of Directors to meet with our shareholders. We look forward to greeting as many of you as possible at the meeting.

                                          John E. Mack, III
                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER

                   CENTRAL HUDSON GAS & ELECTRIC CORPORATION

                                284 SOUTH AVENUE
                       POUGHKEEPSIE, NEW YORK 12601-4879
              ---------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
              ---------------------------------------------------

To the Holders of Common Stock:

    NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of the Central Hudson Gas & Electric Corporation:

TIME.................  10:30 a.m., on Tuesday, April 1,
                       1997
PLACE................  Office of the Corporation
                       284 South Avenue
                       Poughkeepsie, New York 12601
ITEMS OF BUSINESS....  (1) To elect directors for the
                       ensuing year
                       (2) To ratify the appointment of
                       Price Waterhouse LLP as independent
                           accountants for the year 1997;
                           and
                       (3) To take action upon any other
                           matters that may properly come
                           before the meeting
RECORD DATE..........  Holders of Common Stock of Record at
                       the close of business February 14,
                       1997 are entitled to vote at the
                       Meeting.
ANNUAL REPORT........  The Annual Report of the Corporation
                       for 1996, which is not a part of the
                       proxy soliciting material, is
                       enclosed.
PROXY VOTING.........  It is important that your Shares be
                       represented and voted at the
                       Meeting. Please MARK, SIGN, DATE AND
                       RETURN PROMPTLY the enclosed proxy
                       card in the postage-paid envelope
                       furnished for that purpose. Any
                       proxy may be revoked in the manner
                       described in the accompanying Proxy
                       Statement at any time prior to its
                       exercise at the meeting.

                                             By Order of the Board of Directors,

                                                                    ELLEN AHEARN
                                                             CORPORATE SECRETARY

February 24, 1997

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

PROXY STATEMENT............................................................................................          1

Shareholders Entitled to Vote..............................................................................          1

Proxies....................................................................................................          1

Cost of Proxy Solicitation.................................................................................          1

Submission of Shareholder Proposals........................................................................          1

Shareholder Communications.................................................................................          1

Security Ownership of Directors and Officers...............................................................          2

Section 16(a) Beneficial Ownership Reporting Compliance....................................................          2

Ratification of Appointment of Independent Accountants.....................................................          3

ELECTION OF DIRECTORS......................................................................................          4

BOARD OF DIRECTORS AND COMMITTEES..........................................................................          6

Meetings and Attendance....................................................................................          6

Committee on Audit.........................................................................................          6

Committee on Compensation/Interlocks and Inside Participation..............................................          6

Compensation of Directors and Officers of the Board........................................................          6

EXECUTIVE COMPENSATION.....................................................................................          8

Summary Compensation Table.................................................................................          8

Pension/Deferred Compensation Plans........................................................................          9

Report on Executive Compensation...........................................................................         10

Performance Graph..........................................................................................         14

OTHER MATTERS..............................................................................................         15

                                PROXY STATEMENT

    The enclosed proxy is being solicited by the Board of Directors of the Corporation for use in connection with the annual meeting of shareholders to be held on April 1, 1997. This proxy statement and enclosed proxy are first being sent to shareholders on or about February 24, 1997. The mailing address of the principal executive office of the Corporation is 284 South Avenue, Poughkeepsie, New York 12601-4879.

SHAREHOLDERS ENTITLED TO VOTE

    The record of shareholders entitled to notice of, and to vote at, the annual meeting was taken at the close of business on February 14, 1997. At that date, the Corporation had outstanding 17,532,987 shares of Common Stock ($5.00 par value) of the Corporation ("Common Stock"). Each share of Common Stock is entitled to one vote. No other class of securities is entitled to vote at this meeting.

PROXIES

    Any shareholder giving the enclosed proxy has the right to revoke it at any time before it is voted. To revoke a proxy, the shareholder must file with the Secretary of the Corporation either a written revocation or a duly executed proxy bearing a later date.

    The proxies given pursuant to this solicitation will be voted at the meeting or any adjournment thereof. Abstentions and broker non-votes are voted neither "for" nor "against," and have no effect on the vote, but are counted in the determination of a quorum.

COST OF PROXY SOLICITATION

    The cost of preparing, printing and mailing the notice of meeting, proxy, proxy statement and annual report will be borne by the Corporation. Proxy solicitation other than by use of the mail may be made by regular employees of the Corporation by telephone and personal solicitation. Banks, brokerage houses, custodians, nominees and fiduciaries are being requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and may be reimbursed for their out-of-pocket expenses incurred in that connection. In addition, the Corporation has retained D.F. King & Co., Inc. of New York, New York, a proxy solicitation organization, to assist in the solicitation of proxies. The fee of such organization in connection therewith is estimated to be $7,000, plus reasonable out-of-pocket expenses.

SUBMISSION OF SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the 1998 annual meeting to be included in the proxy material relating to that meeting must be received by the Corporation by October 24, 1997.

SHAREHOLDER COMMUNICATIONS

    Highlights of the Annual Meeting will be included in the Corporation's May 1, 1997 Report to Shareholders.

    Shareholders' comments related to any aspect of the Corporation's business are welcome. Space for comments is provided on the proxy card given to shareholders of record. Other shareholders may submit comments to the Corporation in care of the Corporate Secretary. Although comments are not answered on an individual basis, they do assist the Directors and management in addressing the needs of shareholders.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

    The following table lists the number of shares of Common Stock beneficially owned by all the directors, and nominees for election as directors, each executive officer listed in the table under the caption "Executive Compensation" and by all directors and executive officers of the Corporation as a group:

                                                                                      NO. OF         % OF
NAME                                                                                SHARES(1)      CLASS(2)
----------------------------------------------------------------------------------  ----------  --------------
L. Wallace Cross..................................................................      11,138    less than 1%
Jack Effron.......................................................................       1,903    less than 1%
Frances D. Fergusson..............................................................       1,283    less than 1%
Heinz K. Fridrich.................................................................       2,555    less than 1%
Edward F. X. Gallagher............................................................       2,046    less than 1%
Paul J. Ganci.....................................................................       7,810(3)   less than 1%
Charles LaForge...................................................................       3,212    less than 1%
John E. Mack, III.................................................................      11,508(3)   less than 1%
Edward P. Swyer...................................................................       8,103    less than 1%
Joseph J. DeVirgilio, Jr. ........................................................       1,415    less than 1%
Carl E. Meyer.....................................................................       1,355    less than 1%
Allan R. Page.....................................................................       2,409    less than 1%
All directors and executive officers as a group (19 persons)......................      60,174    less than 1%

------------------------

(1) Based on information furnished to the Corporation by the directors and executive officers as of December 31, 1996.

(2) The percentage ownership calculation for each owner has been made on the basis that there are outstanding 17,532,987 shares of Common Stock on the record date.

(3) Includes shares owned by the respective spouses of the named individuals as follows: Mrs. Mack--777 shares and Mrs. Ganci--1,395 shares. The shares owned by Mrs. Mack and Mrs. Ganci are considered to be beneficially owned by Mr. Mack and Mr. Ganci, respectively, only for the purpose of this proxy statement and the respective named individuals disclaim any beneficial interest in such shares for all other purposes.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors and persons who own more than ten percent of a registered class of the Corporation's equity securities ("Reporting Persons") to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's officers and directors, all requisite filings were made on a timely basis in 1996.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed the firm of Price Waterhouse LLP as independent accountants for the Corporation for the year 1997 and recommends to shareholders ratification of such appointment.

    The appointment of the independent accountants is approved annually by the Board of Directors and is based on the recommendation of the Committee on Audit, which reviews the qualifications of independent accountants and which reviews and approves the audit scope, reasonableness of fees and also the types of nonaudit services for the coming year.

    While there is no legal requirement that this appointment be submitted to a vote of shareholders for ratification, such action is being requested, in response to past suggestions by shareholders and also because the Board of Directors believes that the selection of the independent accountants to audit the books, records and accounts of the Corporation is of sufficient importance to seek such ratification. If this action were not ratified, the Board of Directors would, in due course and having regard for the requirements of an orderly transition, select other independent accountants upon the recommendation of the Committee on Audit.

    Representatives of Price Waterhouse LLP will be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

                             ELECTION OF DIRECTORS

    Nine directors are to be elected by a plurality of the votes cast at the annual meeting of shareholders by holders of shares entitled to vote. Such directors shall hold office until the next annual meeting of shareholders or until their successors are duly elected and qualify. The Board of Directors proposes the following nominees, all of whom are now directors of the Corporation, and recommends a vote in favor thereof:

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT
                                 AND POSITIONS AND OFFICES WITH THE         BUSINESS EXPERIENCE        PERIOD OF SERVICE
NAME AND AGE(1)                            CORPORATION(1)                DURING PAST FIVE YEARS(1)     AS DIRECTOR BEGAN
------------------------------  -------------------------------------  ------------------------------  -----------------
L. Wallace Cross..............  Retired from the Corporation as        Chairman of the Board of                 1990
  67                             Executive Vice President and Chief     Directors, Christian Herald
                                 Financial Officer; Member of the       Association, Inc., 1992-1995
                                 Board of Directors, Christian Herald
                                 Association, Inc., a not-for-profit
                                 charitable organization
                                 Poughkeepsie, N.Y.
Jack Effron...................  President of Efco Products, a bakery   Present positions                        1987
  63                             ingredients corporation; member of
                                 the St. Francis Health Care
                                 Foundation; Chairman of the Chief
                                 Executive's Network for
                                 Manufacturing of the Council of
                                 Industry of Southeastern New York;
                                 Chairman of Committee on
                                 Compensation and Succession
                                 Poughkeepsie, N.Y.
Frances D. Fergusson..........  President and Professor of Art,        Present positions                        1993
  52                             Vassar College; Member, Board of
                                 Trustees of the Ford Foundation and
                                 Chair of its Education, Media, Arts
                                 and Culture Committee; Trustee of
                                 the Mayo Foundation and Chair of its
                                 Development Committee; Trustee of
                                 Historic Hudson; Director, Marine
                                 Midland Bank, N.A. and Chair of its
                                 Personnel Committee Poughkeepsie,
                                 N.Y.
Heinz K. Fridrich.............  Courtesy Professor, University of      Present positions, except Vice           1988
  63                             Florida at Gainesville; Chairman of    President-- Manufacturing,
                                 Committee on Audit                     International Business
                                 Fernandina Beach, FL.                  Machine Corporation, April
                                                                        1992-September 1993; former
                                                                        Member, Board of Trustees of
                                                                        Mount St. Mary College,
                                                                        1992-1993

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT
                                 AND POSITIONS AND OFFICES WITH THE         BUSINESS EXPERIENCE        PERIOD OF SERVICE
NAME AND AGE(1)                            CORPORATION(1)                DURING PAST FIVE YEARS(1)     AS DIRECTOR BEGAN
------------------------------  -------------------------------------  ------------------------------  -----------------
Edward F. X. Gallagher........  Owner of Gallagher Transportation      Present position                         1984
  63                             Services, a group of companies
                                 engaged in the sale and leasing of
                                 commercial motor vehicles, the
                                 distribution of wholesale automotive
                                 parts and the operation, under the
                                 trade name of Leprechaun Lines and
                                 Tours, of several bus companies
                                 Newburgh, N.Y.
Paul J. Ganci.................  President and Chief Operating Officer  Present position                         1989
  58                             of the Corporation
                                 Poughkeepsie, N.Y.
Charles LaForge...............  President of Wayfarer Inns and owner   Present positions                        1987
  66                             of the Beekman Arms in Rhinebeck,
                                 N.Y.; Trustee of Rondout Savings
                                 Bank in Kingston, N.Y.; Trustee
                                 emeritus of the Culinary Institute
                                 of America in Poughkeepsie, N.Y.
                                 Rhinebeck, N.Y.
John E. Mack, III.............  Chairman of the Board and Chief        Present positions                        1981
  62                             Executive Officer of the
                                 Corporation; Chairman of the
                                 Executive, Finance and Retirement
                                 Committees
                                 Poughkeepsie, N.Y.
Edward P. Swyer...............  President of the Swyer Companies, a    Present position, except                 1990
  47                             real estate firm engaged in the        Managing Partner of WTZA-TV
                                 construction, development and          Associates, a UHF television
                                 management of commercial properties    station, 1992-1993
                                 in the Capital District Region
                                 Albany, N.Y.

------------------------

(1) Based on information furnished to the Corporation by the nominees as of December 31, 1996.

    IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY FORM TO VOTE SUCH PROXIES FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE. ALTHOUGH THE BOARD OF DIRECTORS DOES NOT CONTEMPLATE THAT ANY OF THE NOMINEES WILL BE UNABLE TO SERVE, SHOULD SUCH A SITUATION ARISE PRIOR TO THE MEETING, THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS ACTING THEREUNDER.

                       BOARD OF DIRECTORS AND COMMITTEES

MEETINGS AND ATTENDANCE

    During 1996, there were 12 meetings of the Board of Directors. All directors attended at least 75% of the aggregate of the total number of Board meetings and meetings of Committees of the Board on which they served. The average attendance at all such meetings during 1996 was 95.1%.

    The five standing Committees of the Board of Directors are the Committee on Audit, the Committee on Compensation and Succession, the Executive Committee, the Committee on Finance and the Retirement Committee. Information with respect to the Committee on Audit and the Committee on Compensation and Succession is set forth below.

COMMITTEE ON AUDIT

    The members of this Committee are Messrs. Fridrich (Chairman), Cross and LaForge. The Committee had three meetings during 1996, which were attended by representatives of the Corporation's independent accountants, Price Waterhouse LLP. The Committee examines the adequacy of the Corporation's internal audit activities, reviews the scope of the audit by Price Waterhouse LLP and related matters pertaining to the examination of the financial statements, reviews the nature and extent of any non-audit services provided by the Corporation's independent accountants, consults at least three times a year with them and makes recommendations to the Board of Directors with respect to the foregoing matters as well as with respect to the appointment of the Corporation's independent accountants.

COMMITTEE ON COMPENSATION AND SUCCESSION/INTERLOCKS AND INSIDER PARTICIPATION

    The members of this Committee ("Compensation Committee") are Messrs. Effron (Chairman) and Swyer and Dr. Fergusson. The Compensation Committee had one meeting during 1996. The Compensation Committee considers and recommends to the Board of Directors the compensation (and special terms, if any, of employment) of directors, officers of the Board of Directors and the salaries of officers of the Corporation. The Compensation Committee also considers and recommends to the Board of Directors the candidates to be nominated for election to the Board and candidates for appointment by the Board as officers of the Corporation. The Compensation Committee is charged with receiving recommendations of nominees by shareholders for election of the Board of Directors and reviewing and comparing the qualifications of such nominees with those of other potential nominees. Any shareholder desiring to submit the name of a nominee should send it, together with a statement of the candidate's qualifications, to the Committee on Compensation and Succession, c/o the Secretary, Central Hudson Gas & Electric Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4879.

    No Compensation Committee interlock relationship existed in 1996.

COMPENSATION OF DIRECTORS AND OFFICERS OF THE BOARD

    Each non-employee member of the Board of Directors ("Outside Directors") (Messrs. Mack and Ganci are employee-directors), receives an annual retainer of $14,000, $700 for attendance at each meeting of the Board and $600 for attendance at each meeting of any committee of the Board of which such director is a member if such meeting is held on the same day as a meeting of the Board, and $700 for such committee meeting if held on a day other than that on which a Board meeting is held. Only Outside Directors serving as chairpersons of Committees of the Board received additional annual compensation in

1996 as follows: Mr. Effron, as Chairman of the Compensation Committee--$2,500; and Mr. Fridrich, as Chairman of the Committee on Audit--$2,500.

DIRECTORS' DEFERRED COMPENSATION PLAN

    The Corporation's Directors' Deferred Compensation Plan applies to Outside Directors of the Corporation, and permits a director to elect at any time or from time to time to defer all or part of such director's compensation for services thereafter rendered to the Corporation. For purposes of such Plan, compensation is defined to include the amount of money to be paid to the director for serving as a member of the Board of Directors and any committee of the Board, for serving as an officer of the Board of Directors and any committee of the Board and for any other services rendered individually by agreement with the Corporation. A director's compensation deferred in accordance with such Plan is paid to said director (together with an interest equivalent computed by applying monthly a rolling average of the United States Treasury Bill rate to the amount of compensation then deferred from the time the compensation would ordinarily have been paid until the time it is actually paid) at such time as the director ceases being a member of the Board of Directors or at such other time after ceasing to be a director as the director may specify when making the original election to defer compensation. The commencement of such pay-out period, however, must be at least one year after the effective date of such election.

STOCK PLAN FOR OUTSIDE DIRECTORS

    In response to suggestions by shareholders that at least a portion of compensation of the Outside Directors of the Corporation be made in the form of Common Stock, the Board of Directors adopted, effective January 1, 1996, a "Stock Plan for Outside Directors" ("Stock Plan"). The Stock Plan is not only responsive to shareholders' interests, but will also continue to enable the Corporation to retain and attract qualified Outside Directors.

    Pursuant to the terms of the Stock Plan, for each full quarterly period of each year of service, an Outside Director is credited with 25 Share Equivalents (a Share Equivalent being equal to one share of Common Stock). Generally, Share Equivalents credited to an Outside Director are distributed quarterly to the participant in the form of shares of Common Stock. In addition, when an Outside Director ceases to be a director for any reason, other than removal for cause, that director will receive, quarterly, 25 shares of Common Stock for each full quarterly period (but not beyond 40 such periods) during which that director served as an Outside Director, including periods prior to January 1, 1996; however, no such distribution will be made after that director's death.

                             EXECUTIVE COMPENSATION

    The Summary Compensation Table set forth below includes compensation information on the Chairman of the Board and Chief Executive Officer of the Corporation and each of the Corporation's four most highly compensated executive officers whose salary in 1996 exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                                                     ANNUAL COMPENSATION
                                                                           ----------------------------------------
NAME AND PRINCIPAL POSITION                                       YEAR     SALARY(1)     BONUS     COMPENSATION(2)
--------------------------------------------------------------  ---------  ----------  ---------  -----------------

John E. Mack, III,............................................       1996  $  336,250  $  19,500(3)     $   4,750
  Chairman of the Board and Chief Executive Officer                  1995     321,750     30,264(3)         4,620
                                                                     1994     312,000     12,480(3)         4,500

Paul J. Ganci,................................................       1996     263,250     10,200(3)         4,750
  President and Chief Operating Officer                              1995     253,750     19,500(3)         4,620
                                                                     1994     247,500     10,000          4,500

Carl E. Meyer,................................................       1996     176,625      1,024(4)         4,750
  Senior Vice President--Customer Services                           1995     164,000      1,298(4)         4,500
                                                                     1994     153,000          0          3,750

Allan R. Page,................................................       1996     156,000        991(4)         4,750
  Senior Vice President--Corporate Services                          1995     145,250      1,192(4)         4,620
                                                                     1994     137,750          0          4,132

Joseph J. DeVirgilio, Jr.,....................................       1996     146,860        966(4)         4,750
  Vice President--Human Resources & Administration                   1995     141,500      1,169(4)         4,620
                                                                     1994     135,125          0          4,054

------------------------

(1) This base salary amount includes amounts deferred pursuant to the Corporation's (i) Flexible Benefits Plan, which Plan is established pursuant to Section 125 of the Internal Revenue Code of 1986, as amended ("Code") which permits those (electing) to participate to defer salary, within specified limits, to be applied to qualified medical and/or child care benefit payments, and (ii) Savings Incentive Plan ("SIP"), a "defined contribution" plan which meets the requirements of the Code, including Code
    Section 401(k), which, among other things, permits, within limitations, participants to tax-defer base salary, and, within limits, provides for Corporation contributions to participants.

(2) These are amounts contributed by the Corporation for the benefit of the named individual under the SIP.

(3) Compensation paid pursuant to the terms of the Corporation's Executive Incentive Compensation Plan ("Executive Incentive Plan"), which terms are more fully described below under the caption "Report on Executive Compensation--Executive Incentive Plan".

(4) Compensation paid pursuant to the terms of the Corporation's Management Incentive Plan, which terms are more fully described below under the caption "Report on Executive Compensation-- Management Incentive Plan."

PENSION/DEFERRED COMPENSATION PLANS

RETIREMENT INCOME PLAN

    The Corporation's Retirement Income Plan ("Retirement Plan") is a "defined benefit" plan, which meets the requirements of the Code, and applies to all employees of the Corporation. In 1996, there were no contributions made to the Retirement Plan as a result of its full-funding status for Federal income tax purposes. The Retirement Plan provides for retirement benefits related to the participant's annual base salary for each year of eligible employment. Retirement Plan benefits depend upon length of service, age at retirement and earnings during years of participation in the Retirement Plan and any predecessor plans. A participant's benefits under the Retirement Plan are determined as the accumulation, over that participant's career, of a percentage of each year's base salary. For periods on and after October 1, 1994, the percentage is 2% of base salary, except that for years in which the participant is over 50 years of age such percentage is increased to 2.5%. The Retirement Plan also provides a benefit for service prior to October 1, 1994 based on a percentage of a participant's average earnings at October 1, 1994 (being 50% of each of the base salaries at October 1, 1991 and 1994 and 100% of each of the base salaries at October 1, 1992 and 1993) and the number of years of service while a member of the Retirement Plan prior to October 1, 1994, all subject to certain limitations. A cash balance account benefit provided by the Corporation is also available on retirement under the Retirement Plan, which benefit, generally, provides for a credit to those participants in the Retirement Plan, on January 1, 1987, of 10% of their base salary on that date and for a further credit to those participants in the Retirement Plan, on September 30, 1991, of 5% of their base salary on that date, with, in both cases, annual interest earned thereon. While the amount of the contribution payment or accrual with respect to a specified person is not and cannot readily be separately or individually calculated by the regular actuaries for the Retirement Plan, estimated annual benefits under the Retirement Plan upon retirement at age 65 for the individuals listed in the table under the above caption "Executive Compensation", assuming continuation of present annual salaries and giving effect to applicable benefit limitations in the Code, are as follows: Mr. Mack--$125,000; Mr. Ganci-- $125,000; Mr. Meyer--$120,406; Mr. Page--$113,903
and Mr. DeVirgilio--$116,939.

RETIREMENT BENEFIT RESTORATION PLAN

    Effective May 1, 1993, the Corporation adopted an unfunded, uninsured pension benefit plan for a select group of highly compensated management employees called the Retirement Benefit Restoration Plan ("RBRP"). The RBRP provides an annual retirement benefit to those participants in the Retirement Plan who hold the following offices with the Corporation: Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, Vice President (including all levels thereof), Secretary, Treasurer, Controller, and Assistant Vice President. Such benefit is equal to the difference between (i) that received under the Retirement Plan, giving effect to applicable salary and benefit limitations under the Code, and (ii) that which would have been received under the Retirement Plan, without giving effect to such limitations under the Code. The individuals listed in the table under the above caption "Executive Compensation", except for Mr. DeVirgilio, have a current salary level which, if continued to retirement at age 65, would provide a benefit under the RBRP. The estimated annual benefits under the RBRP upon retirement at age 65 for those individuals, assuming the continuation of their present salaries, are as follows: Mr. Mack--$81,296; Mr. Ganci--$53,757; Mr. Meyer--$8,854; Mr.
Page--$45.

EXECUTIVE DEFERRED COMPENSATION PLAN

    The Corporation's Executive Deferred Compensation Plan covers a select group of highly compensated management employees as an incentive for them to remain with the Corporation. Under that Plan, an annual benefit is payable, commencing on retirement, to eligible participants (who retire at age 60 or older and with 10 or more years of service) for 10 years of the following percentage of annual base compensation at retirement: 60 to 63--10%; 63 to 65--15%; 65 or over--20%. In view of changes in the Code which became effective January 1, 1994, the Plan was amended prior thereto so that eligible participants, who reached age 55 at December 31, 1993, are considered to have accrued benefits under this Plan as if they were age 60 and had 10 years of service with the Corporation at December 31, 1993. No amounts were paid under such Plan for the individuals named in the table under the above caption "Executive Compensation" for the year 1996. Estimated annual benefits under this Plan upon retirement at age 65 for such named individuals, assuming continuation of their present annual salaries, are as follows: Mr. Mack--$68,000; Mr. Ganci--$53,200; Mr. Meyer--$36,000; Mr.
Page--$31,800; and Mr. DeVirgilio-- $29,600.

REPORT ON EXECUTIVE COMPENSATION

    The following disclosure is made over the name of each Outside Director, on the date hereof, and shall be considered a report of the Outside Directors and the Compensation Committee:

    As described above under the caption "Board of Directors and Committees--Committee on Compensation and Succession/Interlocks and Insider Participation," the members of the Compensation Committee are Messrs. Effron and Swyer and Dr. Fergusson. Among the responsibilities of the Compensation Committee are consideration and recommendation to the Board of Directors of the salaries of officers of the Corporation. Annual salary determinations by the Board of Directors become effective as of April 1 of each year and continue until the following March 31.

COMPENSATION PHILOSOPHY

    The Compensation Committee based its 1996 officers' compensation recommendations to the Board of Directors on an evaluation of each of the following three factors, giving balanced weight to each, which factors reflect a long-standing executive compensation philosophy of the Corporation:

        (1) Compensation comparisons of other comparable executive officers. Comparisons are made to the compensation of officers of other New York State utilities and of other utilities with revenues and other characteristics similar to those of the Corporation, using data received from the Edison Electric Institute and the American Gas Association, which utilities are some, but not all, of the utilities included on the graph under the below caption "Performance Graph." And, every two years, an executive compensation study is performed by an independent consultant engaged by the Corporation. Such independent study was not performed for the period covered by this Report. The data obtained by these various sources was evaluated and compensation levels for the Corporation's officers were established based generally on averages of comparative salary ranges.

        (2) The experience, responsibility and contribution of each individual officer to the Corporation's performance.

        (3) The incumbent's performance in carrying out the responsibilities and duties of his or her office, as described below:

    The performance of each officer of the Corporation (other than Messrs. Mack and Ganci, as discussed below) was also evaluated, by the Compensation Committee, on the basis of how he or she contributed to the extent applicable, to furthering the Corporation's mission:

    to provide customers with safe, reliable utility service at the lowest reasonable price;

    to provide a competitive return to the Corporation's shareholders;

    to provide a safe working environment that will attract, retain and motivate employees; and

    to provide corporate resources to enhance the quality of life in the Corporation's service territory.

    With the exception of (1) above, the performance criteria set forth above for Mr. Mack and each other officer of the Corporation were subjectively evaluated by the Board of Directors in its deliberations related to compensation for each officer, based on an assessment of the degree to which each such officer (i) met the criteria set forth in his/her position description and (ii) accomplished the Corporation's strategic goals and objectives for which such officers were responsible.

SECTION 162(M) OF THE CODE

    The Compensation Committee and the Board of Directors is aware of and has considered the qualifying compensation regulations established in Section 162(m) of the Code, which provides that, unless an appropriate exemption applies, a tax deduction for the Corporation for remuneration of any officer named in the above captioned--"Executive Compensation--Summary Compensation Table" will not be allowed to the extent such remuneration in any taxable year exceeds $1 million. As no officer of the Corporation received remuneration during the 1996 fiscal year approaching $1 million, the Corporation has not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Code.

MANAGEMENT INCENTIVE PLAN

    The Management Incentive Plan, effective January 1, 1991, is a cash bonus program which bases its awards on the Corporation meeting certain "Incentive Goals," as such term is defined in that Plan. All management employees are eligible to receive awards except for: (i) the Chairman of the Board and Chief Executive Officer (Mr. Mack), the President and Chief Operating Officer (Mr. Ganci) and any other officer(s) which the Chairman shall determine from time to time, (ii) temporary employees and (iii) those employees whose employment is terminated in a year in which an Incentive Award is made unless such termination is a retirement.

    The Incentive Goal is established each fiscal year by the Board of Directors. After the audited financial results of the Corporation for a fiscal year have been made public, the Board of Directors of the Corporation determines whether or not the Incentive Goal has been met for that fiscal year, which determination is final. The resulting award is allocated among and paid to each eligible management employee in the same proportion that each such employee's compensation for the fiscal year bears to base compensation paid to all such eligible management employees for that fiscal year.

EXECUTIVE INCENTIVE PLAN

    The Executive Incentive Plan, established January 1, 1993 and applicable to the Chairman of the Board and Chief Executive Officer, was amended, effective January 1, 1995, to include the President and Chief Operating Officer.

    The Executive Incentive Plan establishes the compensation for the incumbents in such offices based on two components: annual base salary (which becomes effective as of April 1 of each year and continues until the following March 31) and an incentive feature (which provides an award, as noted below, for performance for the most recently ended calendar year). The determination of annual base salary and incentive compensation, if any, is determined by the Outside Directors, for Mr. Mack and for Mr. Ganci, by the Outside Directors and Mr. Mack.

    Under the incentive component of the Executive Incentive Plan, Messrs. Mack and Ganci have the opportunity to earn up to an additional 10% of their base salaries, based on a formula which measures the Corporation's achievement of goals within the following four categories: (i) shareholder value; (ii) level of customer electric and gas prices and reliability; (iii) employee safety and (iv) community involvement.

    A determination as to whether any incentive compensation is earned is made within 90 days after the end of each calendar year; and if an award is made, compensation will be made in a lump sum within 30 days of such determination.

CHIEF EXECUTIVE OFFICER'S BASE SALARY AND EXECUTIVE INCENTIVE COMPENSATION

    The performance of the Chairman of the Board and Chief Executive Officer was evaluated, by the Outside Directors, under the Executive Incentive Plan.

    In establishing the annual base salary component for Mr. Mack under the Executive Incentive Plan, which for the period April 1, 1996 to March 31, 1997 is $340,000, the Outside Directors reviewed Mr. Mack's performance during 1995 related to his policies and leadership in the goal of building a more profitable corporation and thereby increasing shareholder value while providing reliable service at reasonable prices. As a measure of this goal, his performance was evaluated pursuant to the following criteria:

    Has the confidence of the financial community and the Corporation's shareholders been maintained and/or enhanced? Key financial indices, credit ratings, total return to shareholders and the adequacy of cash flow are significant quantitative factors.

    Does the Corporation have effective management and other personnel so as to assure a high quality of customer service and to meet the changing needs of its customers?

    Has the Corporation's physical plant and equipment been maintained and/or improved so as to assure that the Corporation continues to meet its objective of providing highly reliable utility service at the lowest reasonable price?

    Is the Corporation's strategic plan effective in keeping the Corporation abreast of or ahead of changes that occur as a result of competition, technology changes and new regulation?

    With respect to the relationship of the Company's performance in 1995 to Mr. Mack's base salary for 1996, the Outside Directors determined that performance by Mr. Mack of his duties in 1995 more than satisfied the related performance criteria, as described above. Not all of these performance criteria lend themselves to objective measurement. However, during 1995, the Corporation's (i) earnings per share of common stock were $2.74, a 2% increase compared to 1994, (ii) book value of common stock increased to $25.96 at year's end, from $25.34 the previous year,
(iii) credit ratings on its First Mortgage Bonds were maintained at "A" by one rating agency and at "A-" or the equivalent by three other agencies, despite the view by the financial community that utilities generally represented a greater risk than previously determined, (iv) the dividend paid to shareholders in 1995 increased by 1% from $2.07 in 1994 to $2.09 in 1995 and (v) the Corporation's residential, commercial, and industrial rates continued to be among the lowest in New York. In addition, as part of the Company's program to strengthen its common equity ratio, the Company, in 1995, redeemed its 7.44% Series Preferred Stock ($12 million) using a portion of its cash reserves to fund such redemption. This action, combined with increased retained earnings, led to an increase in the common equity ratio from 47.8% at December 31, 1994 to 49.7% at December 31, 1995.

    The median total direct compensation ("compensation") of the chief executive officers of the 28 Northeast utility company peer group for 1996 was $425,000. Mr. Mack's actual 1996 compensation was 15% below the median compenstaion of such peer group.

    Mr. Mack did not participate in the determination of his 1996 compensation. Mr. Ganci did not participate in the determination of either his or Mr. Mack's 1996 compensation.

                                          L. Wallace Cross
                                          Jack Effron
                                          Frances D. Fergusson
                                          Heinz K. Fridrich
                                          Edward F. X. Gallagher
                                          Charles LaForge
                                          Edward P. Swyer

PERFORMANCE GRAPH

    The line graph set forth below provides a comparison of the Corporation's cumulative total shareholder return on its Common Stock with the Standard & Poor's 500 Index and, as a Corporation determined peer comparison, the EEI Combination Gas and Electric Investor-Owned Utilities' Index ("EEI Index"). Such shareholder return is the sum of the dividends paid and the change in the market price of stock.

                COMPARISON OF THE CORPORATION'S FIVE YEAR TOTAL
                  CUMULATIVE RETURN WITH THE S&P 500 INDEX AND
                                 THE EEI INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            CENTRAL HUDSON    S&P 500 INDEX   EEI INDEX
1991                    100              100         100
1992                    116              108         110
1993                    120              118         123
1994                    113              120         107
1995                    143              165         137
1996                    155              203         136

                            YEAR ENDING DECEMBER 31,

                          1991           1992           1993           1994           1995           1996
Central Hudson......    $     100      $     116      $     120      $     113      $     143      $     155
S&P 500 Index.......    $     100      $     108      $     118      $     120      $     165      $     203
EEI Index...........    $     100      $     110      $     123      $     107      $     137      $     136

* Assumes $100 invested on January 1, 1992 in the Corporation's Common Stock, the S&P 500 Index and the EEI Index

                                 OTHER MATTERS

    The Board of Directors does not know of any matters to be brought before the meeting other than those referred to in the notice hereof. If any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their judgment on such matters.

                                          By Order of the Board of Directors,
                                          Ellen Ahearn
                                          CORPORATE SECRETARY

February 24, 1997

ROUTE TO CENTRAL HUDSON

[MAP]

    FROM NEW YORK CITY AREA:

    - Taconic State Parkway North to Interstate 84 (I-84)

    - I-84 West to Exit 13 (Route 9)

    - Turn right off ramp onto Route 9 North

    - Route 9 approximately 12 miles to the Academy Street/South Avenue Exit

    - Bear left at end of ramp and go under the overpass

    - Turn right into Central Hudson entrance

    FROM CONNECTICUT:

    - I-84 West to Exit 13 (Route 9)

    - Continue as above.

    FROM PENNSYLVANIA:

    - I-84 East to Exit 13 (Route 9)

    - Turn left off ramp onto Route 9 North

    - Continue as above.

    FROM NEW JERSEY AND UPSTATE NEW YORK:

    - New York Thruway (I-87) to Exit 18 (New Paltz)

    - Turn right onto Route 299 East

    - Route 299 approximately 5 miles, turn right onto Route 9W South

    - Route 9W approximately 2 miles, bear right for Mid-Hudson Bridge

    - After crossing bridge take first right (Route 9 South)

    - Route 9 approximately 1 mile to Academy Street/South Avenue Exit

    - Bear right off exit ramp into Central Hudson entrance

                   Appendix to Electronic Format Document


     Pursuant to Reg. 232.304 of Regulation S-T, this appendix describes all graphic and image information in the foregoing document which will appear in the paper format of such document:

    1. A line graph which sets forth a comparison of the Corporation's five year total cumulative shareholder return on its common stock with the Standard & Poor's 500 Index and, as a Corporation determined peer comparison, the EEI Combination Gas and Electric Investor-Owned Utilities' Index appears on page 14.

    2. A map providing directions to the Corporation's offices at which the annual meeting of shareholders will be held appears on page 16.

               CENTRAL HUDSON GAS & ELECTRIC CORORATION
                      Proxy of Common Shareholders
           Solicited on Behalf of the Board of Directors

P    The undersigned hereby appoints JOHN E. MACK III, JACK EFFRON,
     Heinz K. Fridrich and PAUL J. GANCI, or any one or more of them,
R proxy, with full power of substitution, to vote, as designated on the reverse hereof, all shares of Common Stock owned by the undersigned
O at the annual meeting of shareholders of Central Hudson Gas & Electric Corporation to be held at the office of the Corporation, 284 South Avenue,
X in the City of Poughkeepsie, Dutchess County, New York, on April 1, 1997, or any adjournment thereof, upon all such matters as may properly come
Y before the meeting, including the following proposals described in the Proxy Statement, dated February 24, 1997, a copy of which has been received by the undersigned:

1. Election of Directors. Nominees:

L. Wallace Cross, Jack Effron, Frances D.
Fergusson, Heinz K. Fridrich, Edward F. X.
Gallagher, Paul J. Ganci, Charles LaForge,
John E. Mack III, Edward P. Swyer.

2. Ratification of Appointment of Independent
Accountants.


(This Proxy continues and must be signed on the reverse side)

Comments (If Any)

--------------------------------------------------
--------------------------------------------------
--------------------------------------------------

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

X  Please mark your
   votes as in this
   example.

   This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR item 1 and FOR item 2.

   The Directors recommend a vote "FOR" this item.

   The Directors recommend a vote "FOR" this item

   1.   Election of                2.   Ratification of
        Directors                       Appointment of
        (see reverse)                   Price Waterhouse LLP
        FOR  / /  WITHHELD / /          as Independant
                                        Public Accountants
                                        FOR / / AGAINST / / ABSTAIN



If you plan to attend the Annual Meeting,
place an X in this box.                   / /

If you indicated a change of address
below or comments on reverse side,
place an X in this box                   / /


For, except vote withheld from the following nominee(s):

CHANGE OF ADDRESS

SIGNATURE(S)_________________________________     DATE ____________  , 1997

SIGNATURE(S)_________________________________     DATE ____________  , 1997

NOTE:   Please sign exactly as name appears here on. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.